EXHIBIT 99.1

NEWS RELEASE

Cobalt International Energy, Inc. Announces

Election of Former Senator Kay Bailey Hutchison to its Board of Directors

HOUSTON, TX — December 16, 2013 (BUSINESS WIRE) — Cobalt International Energy, Inc. (“Cobalt”) (NYSE:CIE) today announced the election of former United States Senator Kay Bailey Hutchison to Cobalt’s Board of Directors.  Senator Hutchison’s election brings the number of directors to eleven. Her initial term as a director is effective immediately and will expire at Cobalt’s 2015 Annual Meeting of Stockholders, at which time she will be up for re-election.

Senator Hutchison has over 40 years of experience in the public and private sectors.  Currently, Senator Hutchison serves as Senior Counsel in Bracewell & Giuliani, LLP’s Dallas, Texas office.  From 1993 to 2013, she served as a U.S. Senator and was the first woman to represent Texas in the U.S. Senate.  In the history of the Senate, Senator Hutchison was one of only two women ever elected to Republican leadership. She also served as the Ranking Member on the Senate Committee on Commerce, Science and Transportation, as well as the Appropriations Subcommittee for Commerce, Justice, and Science.  She was the Chairman of the Military Construction Appropriations Subcommittee and served on the Defense Appropriations Subcommittee.

Prior to her Senate service, Senator Hutchison was elected Texas State Treasurer in 1990 and to the Texas House of Representatives in 1972, representing the first Republican woman elected to that body. She served in the Texas House until 1976 when she was appointed by President Gerald Ford to serve as Vice-Chairman of the National Transportation Safety Board.  In addition to her political career, Senator Hutchison is also a former bank executive, journalist and small business owner.

The University of Texas Law School recently honored Senator Hutchison by establishing the Kay Bailey Hutchison Center for Latin American Law, named for Hutchison in honor of her many contributions, both to the nation and to the University of Texas system, where she has ardently promoted the importance of research and diversity within higher education.

Senator Hutchison holds a Bachelor of Arts degree from the University of Texas at Austin, and a J.D. from the University of Texas School of Law.

“We are extremely pleased and honored to welcome Senator Hutchison to Cobalt’s Board,” said Joseph H. Bryant, Cobalt’s Chairman and Chief Executive Officer. “Her vast leadership experience in both the public and private sectors make her uniquely qualified to serve as a valuable member of Cobalt’s Board.  Her track record of steadfast support of our industry, combined with her experience and acumen in the areas of appropriations, finance and law will be great assets in representing all of Cobalt’s shareholders as a member of our Board.”

About Cobalt

Cobalt is an independent exploration and production company active in the deepwater U.S. Gulf of Mexico and offshore Angola and Gabon. Cobalt was formed in 2005 and is headquartered in Houston, Texas.

Contacts

Investor Relations: John P. Wilkirson Chief Financial Officer +1 (713) 452-2322	Media Relations: Lynne L. Hackedorn Vice President, Government and Public Affairs +1 (713) 579-9115